CODE OF ETHHICS

DAVIDSON FIXED INCOME MANAGEMENT, INC.

CODE OF ETHICS

As of April 25, 2007

SECTION 1: DEFINITIONS

For the purposes of this Code of Ethics (the “Code”), as required by Rules 204A-1, 204-2(a) (12) and (13) under the Investment Advisers Act of 1940 and Section 17(j) of the Investment Company Act of 1940, the following general definitions shall apply:

1.           Davidson Fixed Income Management, Inc. (“DFIM”) is the “Adviser”.

2.           Advisory representative shall include any: (a) officer or director of the Adviser; (b) employee of the Adviser; (c) other person designated by the Chief Compliance Officer; and (d) other person who provides investment advice of behalf of the Adviser and is subject to the supervision and control of the Adviser. An Advisory representative shall not include a person who receives no information about current recommendations or trading, or an employee who obtains information in a single instance, infrequently and inadvertently.

3.           Reportable security shall mean any “security” as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

4.           Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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5.           Beneficial ownership will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. An Advisory representative is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing such person’s household.

SECTION 2: GENERAL POLICY

Advisory representatives are required to comply fully with all laws, rules and regulations, as well as all written supervisory and other policies and procedures of DFIM, applicable to DFIM’s business. Advisory representatives are specifically reminded that it is unlawful for any of them, in connection with the purchase or sale, directly or indirectly, of a security recommended, traded, held or to be acquired by the Adviser, or the private client accounts or any other accounts of the Adviser:

1.	To employ any device, scheme or artifice to defraud the Adviser or any other person or entity;

2.
To make untrue statement of a material fact to the Adviser or any other person or entity, or omit to state to the Adviser or any other person or entity a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Adviser or any other person or entity; or

4.	To engage in any manipulative practice with respect to the Adviser or any other person or entity.

The provisions of this Code of Ethics have been instituted, in part, in an effort to ensure that Advisory representatives do not, inadvertently or otherwise, violate the proscriptions outlined above.

SECTION 3: ADVISER FIDUCIARY OBLIGATIONS

The Advisory representatives are cognizant of and committed to the performance of their fiduciary duties under general corporate law and as more specifically articulated in the Investment Advisers Act, including, with limitation, the proscriptions against overreaching, self-dealing and conflicts of interest. Moreover, with respect to certain legal matters and ethical questions arising in the course of their deliberations and actions, such Advisory representatives should regularly seek the advice of legal or compliance counsel. These general principles and procedures shall not be affected by this Code, which is directed to the particular objective of compliance with the provisions of Rules 204A-1, 204-2(a) (12) and (13) under the Investment Advisers Act of 1940, and such provisions are applicable to all Advisory representatives and to the prevention of engagement in any personal securities transactions by Advisory representatives which might conflict with or adversely affect the interests and welfare of the Adviser and/or any clients of the Adviser.

SECTION 4: PERSONAL SECURITIES TRANSACTIONS

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General Policy

The Adviser has adopted the following principles governing personal investment activities by Advisory representatives:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Advisory representatives must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No Advisory representative may acquire beneficial ownership in any securities in an Initial Public Offering for his or her account without the prior written approval of the Chief Compliance Officer, who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory representative’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Advisory representative may acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory representative’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future

SECTION 5: REPORTING REQUIREMENTS

Every Advisory representative shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer or a designee that must contain the information described below.

1. Initial Holdings Report

Every Advisory representative shall, no later than ten (10) days after the person becomes an Advisory representative, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Advisory representative had any direct or indirect beneficial interest ownership when the person becomes a Advisory representative;

•
The name of any broker, dealer or bank, account name, number and location with whom the Advisory representative maintains an account in which any securities are held for the direct or indirect benefit of the Advisory representative; and

•	The date that the report is submitted by the Advisory representative.

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The information submitted must be current as of a date no more than 45 days before the person became an Advisory representative.

2. Annual Holdings Report

Every Advisory representative shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than 45 days before the annual report is submitted.

3. Quarterly Transaction/Account Reports

Except as otherwise provided in this Code, every Advisory representative must, no later than 30 days after the end of each calendar quarter:

(i)           file a quarterly transaction report containing the following information with respect to any transaction during the quarter in a reportable security in which the Advisory representative had any direct or indirect beneficial ownership:

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

•           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•           The price of the reportable security at which the transaction was effected;

•           The name of the broker, dealer or bank with or through whom the transaction was effected;

•           The date the report is submitted by the Advisory representative.

(ii)           file a quarterly account report containing the following information with respect to any account established by the Advisory representative in which any securities were held during the quarter for the direct or indirect benefit of the Advisory representative:

•           The name of the broker, dealer or bank with whom the Advisory representative established the account;

•           The date the account was established; and

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•           The date that the report was submitted by the Advisory representative.

A. Exempt Transactions

An Advisory representative need not submit a report with respect to:

•	Transactions effected for, reportable securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Advisory representative holds in its records so long as DFIM receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

4. Fund Purchase Exclusion

For the purposes of this Code of Ethics, under no circumstances shall any fund for which an Advisor provides administrative, distribution or investment advisory services have its own portfolio transactions, accounts or holdings be subject to the account transaction or holdings reporting, pre-clearance or other requirements of this Code of Ethics. This exclusion is necessary to address the situation where a fund’s own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, pre-clearance and other requirements in this Code of Ethics. This result would serve no protective purpose for a fund and its shareholders, but could prevent a fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with Adviser’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Advisory representatives regarding personal securities trading. Advisory representatives are required to cooperate with such inquiries and any monitoring or review procedures employed by Adviser. In the case of the President and Chief Compliance Officer of Adviser, Davidson Companies Compliance Department shall monitor and review such reports.

SECTION 6: GIFTS

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All Advisory representatives are prohibited from accepting any gift, gratuity, favor or preferential treatment that could pose a potential conflict of interest to the business of the Adviser and/or any of Adviser’s clients. For example, but without limitation to the previous sentence, no gift shall be accepted by any Advisory representative having a value in excess of $100 per calendar year where such payment is from a person or entity with which the Adviser and/or the Advisory representative have/has a business relationship.

SECTION 7: SERVICE AS A DIRECTOR

All Advisory representatives are prohibited from serving on the Board of Directors of a publicly traded company without prior written approval of the President. If the President desires to serve as a Director of a publicly traded company, prior written approval of the President of Davidson Companies is required. Any such approval will be granted only in cases where it is clearly demonstrated that such Board service would be consistent with the interest of Adviser’s client accounts and the investment companies, if any, for which Adviser provides advisory or sub-advisory services.

SECTION 8: DISSEMINATION AND CORPORATE RECORD RETENTION

The Adviser shall provide a copy of this Code of Ethics to all Advisory representatives of the Adviser.

The Adviser, as directed by the Adviser’s President, shall maintain for a five-year period the following records:

1.	A copy of the Code of Ethics;

2.	A record of any violation of the Code of Ethics and of any action taken as a result of such a violation;

3.	A copy of each report made by an Advisory representative pursuant to this Code of Ethics; and

4.	A list of all persons who are required to make reports pursuant to this Code of Ethics, which list shall be attached to this Code of Ethics.

SECTION 9: VIOLATIONS

Any Advisory representative who becomes aware of a violation or apparent violation of this Code of Ethics promptly shall advise the Chief Compliance Officer of the facts and circumstances related thereto. In the Chief Compliance Officer’s absence, or if the violation or apparent violation involves the Chief Compliance Officer, any Advisory representative who becomes aware of a violation or apparent violation of this Code of Ethics promptly shall advise the Legal Department of Davidson Companies of the facts and circumstances related thereto. The person to whom the violation or apparent violation is made known shall thereupon report the matter to the Adviser’s Board of Directors. The Board shall determine whether a

CODE OF ETHICS

violation has occurred and, if so, will impose such sanctions, if any, as it deems appropriate, including a letter of censure, suspension, termination of employment, or other sanctions.

SECTION 10: POLICIES AND WRITTEN SUPERVISORY PROCEDURES OF ADVISER

Advisory representatives have previously received and are subject to the policies and provisions contained in Adviser’s general policies and written supervisory procedures, including without limitation, Adviser’s policies and procedures which have been established to prevent the misuse of material, nonpublic information by Adviser and its representatives. Advisory representatives must read this Code in conjunction with all other policies and procedures which Adviser has established.

SECTION 11: CERTIFICATIONS

Initial Certification

All Advisory representatives will be provided with a copy of the Code (which may be provided electronically) and must certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to abide by the Code.

Acknowledgement of Amendments

All Advisory representatives will receive any amendments to the Code (which may be provided electronically) and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Advisory representatives must annually, but no later than January 30 of each year, certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; and (ii) complied with all requirements of the Code.

Further Information

Advisory representatives should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.